Exhibit 99

(Logo of Lockheed Martin)

Information

LOCKHEED MARTIN REPORTS 2003 THIRD QUARTER RESULTS

•	REPORTS SALES INCREASE OF 23% FOR A QUARTERLY RECORD OF $8.1 BILLION; IMPROVES OUTLOOK FOR 2003 AND 2004 SALES AND OPERATING PERFORMANCE

•	REPORTS EPS OF $0.48, INCLUDING AN $0.18 CHARGE FOR THE EARLY RETIREMENT OF $970 MILLION OF DEBT; MAINTAINS OUTLOOK FOR 2003 GAAP EPS NOTWITHSTANDING THE THIRD QUARTER DEBT RELATED CHARGE

•	GENERATES $285 MILLION IN CASH FROM OPERATIONS IN THE QUARTER, $1.7 BILLION YEAR-TO-DATE; INCREASES OUTLOOK

BETHESDA, Maryland, October 28, 2003 – Lockheed Martin Corporation (NYSE: LMT) today reported third quarter 2003 net sales of $8.1 billion, a 23% increase over third quarter 2002 sales of $6.5 billion. Net earnings for the third quarter of 2003 were $217 million ($0.48 per diluted share) compared to $290 million ($0.64 per diluted share) in the third quarter of 2002. Third quarter 2003 results included an after-tax charge of $83 million ($0.18 per share) associated with the early retirement of approximately $970 million of long-term debt. The third quarter 2002 results included a loss from discontinued operations of $10 million ($0.02 per share).

“We continued our strong performance in the third quarter,” said Chairman and Chief Executive Officer Vance Coffman. “We took a number of steps during the quarter to enhance shareholder value. We increased the Corporation’s dividend by 83%, continued to improve our leverage ratio, restructured our debt portfolio to lower interest expense and announced two acquisitions which will better enable us to serve our government customers’ growing intelligence and information technology needs.”

SUMMARY REPORTED RESULTS AND OUTLOOK

The following table presents the actual operating results of the Corporation’s consolidated net sales, operating profit, earnings per share and cash flow from operations as determined by GAAP. All earnings per share amounts are presented on a diluted basis.

REPORTED RESULTS	3rd Quarter		Year-to-Date
(In millions, except per share data)	2003	2002	2003	2002
Net sales	$8,078	$6,542	$22,846	$18,798

Operating profit
Segment operating profit	$627	$495	$1,771	$1,428
Unallocated corporate (expense) income, net:
FAS/CAS pension adjustment	(80)	64	(220)	169
Unusual items	(127)	—	(168)	—
Other	8	17	20	(21)

	$428	$576	$1,403	$1,576

Diluted earnings per share
Continuing operations	$0.48	$0.66	$1.57	$1.94
Discontinued operations	—	(0.02)	—	(0.06)

	$0.48	$0.64	$1.57	$1.88

Cash flow from operations	$285	$1,180	$1,674	$2,728

The following table and other portions of this press release contain forward-looking statements, which are based on the Corporation’s current expectations, and exclude the effects of two proposed acquisitions. It is the Corporation’s practice not to incorporate adjustments to its business outlook and financial projections for proposed acquisitions or divestitures until after the closing of the transactions. Actual results may differ materially from those projected. See the Corporation’s Safe Harbor discussion at the end of this press release.

OUTLOOK[1]	Approximate Amounts
(In millions)	2003	2004
Net sales	$31,000 - $32,000	$33,000 - $34,000

Operating profit
Segment operating profit	$2,375 - $2,475	$2,600 - $2,700
Unallocated corporate (expense) income, net:
FAS/CAS pension adjustment	(305)	(400) - (550)
Unusual items	(168)	—
Other	0 - 25	(25) - 25
	$1,925 - $2,000	$2,025 - $2,325

Cash flow from operations	≥ $1,800	$3,600 2003/2004 (combined	)

[1]	The outlook for 2003 earnings per share (EPS) is $2.25 - $2.35. The Corporation has not provided an EPS outlook for 2004 pending finalization of the pension assumptions for the FAS/CAS adjustment, which will be completed at year-end consistent with the Corporation’s plan measurement date.

Sales and Net Earnings

Net sales for the nine months ended September 30, 2003 were $22.8 billion, a 22% increase over the $18.8 billion recorded in the comparable 2002 period.

Net earnings for the nine months ended September 30, 2003 were $709 million ($1.57 per share). These results included the third quarter charge of $83 million ($0.18 per share) related to the early retirement of long-term debt and a net loss of $27 million ($0.06 per share) for unusual items previously reported.

Net earnings for the nine months ended September 30, 2002 were $847 million ($1.88 per share), which included the impact of the settlement of a research and development tax credit claim, which increased 2002 net earnings by $90 million ($0.20 per share). The 2002 net earnings also included a loss from discontinued operations of $28 million ($0.06 per share).

Cash Flow, Leverage and Backlog

Cash provided by operating activities for the quarter and nine months ended September 30, 2003 was $285 million and $1.7 billion as compared to the $1.2 billion and $2.7 billion generated in the comparable 2002 periods. Capital expenditures for the quarter and nine months ended September 30, 2003 were $165 million and $367 million as compared to the $135 million and $396 million expended in the comparable 2002 periods. The Corporation has repurchased 6.3 million of its common shares for $279 million during 2003.

The Corporation used $1.1 billion in the third quarter and $2.3 billion year to date for the early retirement of debt and related costs and the payment of scheduled debt maturities. The third quarter amount includes approximately $720 million purchased under a tender offer and approximately $250 million in open market purchases as well as debt retirement costs and scheduled debt maturities. Also in the third quarter, the Corporation completed the sale of $1.0 billion of convertible floating rate senior debentures. During

2003, the Corporation’s long-term debt has been reduced by $1.4 billion from the December 2002 balance.

The ratio of debt-to-total capitalization was approximately 50% at the end of the third quarter, an improvement from approximately 56% at December 31, 2002. At September 30, 2003, the Corporation’s cash and cash equivalents balance was $1.8 billion and the balance of short-term investments was approximately $250 million.

The Corporation’s backlog at September 30, 2003 was $74.1 billion, an increase of $3.7 billion from December 31, 2002.

SEGMENT RESULTS

Consistent with the manner in which the Corporation’s business segments’ operating performance is evaluated, unusual items are excluded from segment earnings before interest and taxes (operating profit) and included in “Unallocated corporate income (expense), net.”

“Unallocated corporate income (expense), net” includes earnings and losses from equity investments (mainly telecommunications), interest income, corporate costs not allocated to the operating segments, the FAS/CAS pension adjustment, costs for stock-based compensation programs, unusual items not considered in the evaluation of segment operating performance, and other miscellaneous corporate activities.

The FAS/CAS pension adjustment represents the difference between pension costs calculated and funded in accordance with Cost Accounting Standards (CAS), which are reported in the business segments’ operating performance, and pension expense or income determined in accordance with FAS 87.

The Corporation operates in five principal business segments. The following table presents the operating results of the five business segments and reconciles these amounts to the Corporation’s consolidated net sales and operating profit as determined by GAAP.

	3rd Quarter		Year-to-Date
	2003	2002	2003	2002
	(In millions)		(In millions)
Net sales
Aeronautics	$2,675	$1,668	$7,168	$4,549
Electronic Systems	2,234	2,045	6,389	5,956
Space Systems	1,498	1,342	4,570	3,974
Integrated Systems & Solutions	922	709	2,504	2,152
Technology Services	743	776	2,202	2,157

Segment net sales	8,072	6,540	22,833	18,788
Other	6	2	13	10

Total net sales	$8,078	$6,542	$22,846	$18,798

Operating profit
Aeronautics	$183	$107	$490	$309
Electronic Systems	223	212	617	599
Space Systems	95	71	300	213
Integrated Systems & Solutions	75	61	214	185
Technology Services	51	44	150	122

Segment operating profit	627	495	1,771	1,428
Unallocated corporate (expense) income, net	(199)	81	(368)	148

Total operating profit	$428	$576	$1,403	$1,576

Unallocated corporate (expense) income, net is summarized below:
	3rd Quarter		Year-to-Date
	2003	2002	2003	2002
	(In millions)		(In millions)
FAS/CAS pension adjustment	$(80)	$64	$(220)	$169
Unusual items	(127)	—	(168)	—
Other	8	17	20	(21)

Total	$(199)	$81	$(368)	$148

The changes in the FAS/CAS pension adjustment for the quarter and nine months ended September 30, 2003 are mainly due to the Corporation reporting FAS pension expense versus FAS pension income in the comparable periods of the prior year. The change in “Other” unallocated corporate (expense) income, net for nine months ended September 30, 2003 over the comparable 2002 period was primarily due to the impact of the decrease in our stock price, which lowered our stock-based compensation programs’ obligations.

“Unusual Items” for the quarter and nine months ended September 30, 2003 included the charges for early retirements of debt in the first and third quarters. The year-to-date amount also includes a first quarter gain from the partial reversal of a charge related to the guarantee of the Corporation’s share of Space Imaging, LLC’s credit facility and a second quarter loss on the Corporation’s exit from the commercial mail sorting business.

The following discussion compares the operating results of the business segments for the quarter and nine months ended September 30, 2003 to the same periods in 2002.

Aeronautics

($ millions)

	3rd Quarter		Year-to-Date
	2003	2002	2003	2002
Net sales	$2,675	$1,668	$7,168	$4,549
Operating profit	$183	$107	$490	$309
Margin	6.8%	6.4%	6.8%	6.8%

Net sales for Aeronautics increased by 60% for the quarter and 58% for the nine months ended September 30, 2003 from the 2002 periods, due to growth in the Combat Aircraft and Air Mobility lines of business. Higher volume on the F-35 Joint Strike Fighter and F/A-22 programs accounted for $360 million and $60 million, respectively, of the quarter-over-quarter increase in sales. Year over year, higher volume on these programs accounted for $1.1 billion and $340 million, respectively, of the increase in sales. F-16 programs, including more deliveries, contributed $515 million to the quarter-over-quarter increase in sales and $900 million to the year-over-year growth in sales. Twenty-five F-16’s were delivered in the third quarter of 2003, 19 more than in the 2002 period. Forty F-16’s were delivered year-to-date, 24 more than in the 2002 period.

Increased C-130J deliveries and volume on other programs drove the remaining quarter-over-quarter and year-over-year increases in sales. In the third quarter of 2003, there were two C-130J deliveries as contrasted with one delivery in the 2002 period. On a year-to-date basis, there were nine C-130J deliveries compared to six deliveries in the 2002 period.

Segment operating profit increased by 71% for the quarter and 59% for the nine months ended September 30, 2003 from the 2002 periods. For both the quarter and nine-month period, operating profit was higher primarily due to the impact of the volume increases in the combat aircraft programs described above. The remainder of the growth in operating profit over the 2002 periods is attributable to volume changes on other air mobility programs and improved performance on other programs. The increase in C-130J deliveries did not impact operating profit for the comparative periods due to the previously disclosed suspension of earnings recognition on the program.

Electronic Systems

($ millions)

	3rd Quarter		Year-to-Date
	2003	2002	2003	2002
Net sales	$2,234	$2,045	$6,389	$5,956
Operating profit	$223	$212	$617	$599
Margin	10.0%	10.4%	9.7%	10.1%

Net sales for Electronic Systems increased by 9% for the quarter and 7% for the nine months ended September 30, 2003 from the 2002 periods. For the quarter, the sales increase was attributable to higher volume in Missiles & Fire Control (M&FC) and Maritime Systems & Sensors (MS2—formerly Naval Electronics & Surveillance Systems), which were partially offset by declines in Platform, Training & Transportation Systems (PT&TS). In M&FC, sales increased by $145 million over the comparable 2002 period due to growth in tactical missile and air defense programs. In MS2, sales increased by $75 million mainly due to higher volume on radar and surface systems programs. The PT&TS decline of $30 million was the result of lower volume on transportation and security system activities. PT&TS’ 2002 sales included activities related to the rapid deployment of Transportation Security Administration programs that have not recurred this year.

Sales increased in all three lines of business for the nine months ended September 30, 2003 over the comparable 2002 period. In MS2, the $175 million increase in sales was primarily due to higher volume on radar and surface systems programs. Increased volume in air defense accounted for the majority of M&FC’s $130 million sales growth over 2002. PT&TS’ sales increased by $125 million in the nine-months of 2003 over the prior period due to increased levels of distribution technology and transportation and security systems activities.

Segment operating profit increased by 5% for the quarter and 3% for the nine months ended September 30, 2003, when compared to the 2002 periods. For both the quarter and nine-month period, operating profit was higher primarily due to the impact of the volume increases at M&FC partially offset by lower operating profit on radar programs at MS2 and simulation and training programs at PT&TS. The decrease in margins for the quarter and year-to-date periods resulted from declines in volume on mature production programs and higher volume on development programs.

Space Systems

($ millions)

	3rd Quarter		Year-to-Date
	2003	2002	2003	2002
Net sales	$1,498	$1,342	$4,570	$3,974
Operating profit	$95	$71	$300	$213
Margin	6.3%	5.3%	6.6%	5.4%

Net sales for Space Systems increased 12% for the quarter and 15% for the nine months ended September 30, 2003 from the 2002 periods. For the third quarter of 2003, the sales growth over the 2002 period was primarily attributable to an increase of $145 million in Satellites (primarily due to higher volume on government satellite programs) and $40 million in Strategic and Defensive Missile Systems (S&DMS) that offset a $30 million decline in Launch Services. In Launch Services the decline was mainly due to two less launches (one Atlas and one Proton) this quarter than in the comparable 2002 period, which more than offset increased Titan activities.

For the nine months ended September 30, 2003, sales increases of $560 million in Satellites and $100 million in S&DMS were partially offset by a $60 million decline in Launch Services. The growth in Satellites is due to higher volume on government satellite programs. The growth in S&DMS is attributable to increases in both fleet ballistic missile and missile defense activities. Lower sales in Launch Services were due to one less Atlas launch and one less Proton launch during the nine-month period of 2003 compared to the 2002 period, which more than offset increased Titan activities.

Space Systems’ operating profit increased by 34% for the quarter and 41% for the nine months ended September 30, 2003 from the 2002 periods. Satellites’ operating profit declined slightly in the third quarter from the comparable 2002 period. A decline in operating profit in government satellite programs was due to a $30 million charge related to the reversal of profits recorded to date due to a handling incident on a NASA satellite program. This decline was partially offset by improved performance in commercial satellites. Launch Services operating profit increased $20 million due to improved performance and risk retirement activities on the maturing Titan program which more than offset the higher Atlas and Proton operating losses in 2003 as well as the impact of a profitable launch in 2002.

For the nine-month period, Satellites’ operating profit increased by $95 million over the 2002 period mainly due to improved performance on commercial satellite activities and volume increases on government satellite programs which more than offset the negative impact of the aforementioned charge. For the comparable nine-month periods, Launch Services’ operating profit declined $10 million. Higher Atlas and Proton operating losses and less profitable launches this year more than offset increased operating profit from improved performance and risk retirement activities on the maturing Titan program.

Integrated Systems & Solutions

($ millions)

	3rd Quarter		Year-to-Date
	2003	2002	2003	2002
Net sales	$922	$709	$2,504	$2,152
Operating profit	$75	$61	$214	$185
Margin	8.1%	8.6%	8.5%	8.6%

Net sales for Integrated Systems & Solutions (IS&S) increased by 30% for the quarter and 16% for the nine months ended September 30, 2003 from the 2002 periods. For both the quarter and nine-month periods, the sales increases were primarily attributable to a higher volume of intelligence, defense and information assurance activities.

Segment operating profit increased by 23% for the quarter and 16% for the nine months ended September 30, 2003 from the comparable 2002 periods. The increase in operating profit for both the quarter and year were primarily attributable to higher volume on the activities described above.

Technology Services

($ millions)

	3rd Quarter		Year-to-Date
	2003	2002	2003	2002
Net sales	$743	$776	$2,202	$2,157
Operating profit	$51	$44	$150	$122
Margin	6.9%	5.7%	6.8%	5.7%

Net sales for Technology Services decreased by 4% for the quarter and increased by 2% for the nine months ended September 30, 2003 from the 2002 periods. For the quarter, the decrease in sales was primarily attributable to a $30 million decline in volume in the Military Services line of business that includes Transportation Security Administration activities in 2002 that have not recurred this year. The sales increase for the nine-month period was mainly the result of increased volume totaling $50 million in Military Services and Information Technology, which more than offset lower sales volume on NASA programs.

Segment operating profit increased by 16% for the quarter and 23% for the nine months ended September 30, 2003 from the 2002 periods. For the quarter, operating profit increased mainly due to improved performance in Information Technology and NASA programs. Operating profit increased year over year mainly as the result of improved performance in Information Technology.

BUSINESS OUTLOOK

The business outlook excludes the effect of two proposed acquisitions. It is the Corporation’s practice not to incorporate adjustments to its business outlook and financial projections for proposed acquisitions or divestitures until after closing the transactions.

Forecasted sales for the year 2003 are expected to be $31.0 - $32.0 billion, an increase compared to the previous projection of between $30.5 - $31.5 billion. The improvement is a result of volume increases in the Aeronautics, Space Systems and Integrated Systems & Solutions businesses. The volume increase in Aeronautics relates primarily to the F-35 Joint Strike Fighter and F/A-22 programs. The volume increase in Space Systems relates primarily to classified and government satellite programs. The volume increase in Integrated Systems & Solutions relates to intelligence, defense and information assurance activities.

The 2003 earnings projections assumes profit from operating segments of between $2,375 - $2,475 million, an improvement from the prior forecast of $2,350 - $2,450 million due to sales volume increases. The 2003 FAS/CAS pension adjustment, included in “Unallocated corporate income (expense), net” is expected to be an expense of around $305 million, unchanged from the prior estimate. Other non-operating items are expected to generate income of between $0 - $25 million, compared to an expense of $29 million in the previous projections. This change primarily reflects a reduction in stock based compensation expense. Year-to-date, unusual items were $168 million including this quarter’s $127 million pre-tax charge related to the early retirement of debt. Therefore, the total 2003 operating profit is projected to be between $1,925 - $2,000 million.

Interest expense for 2003 is expected to be approximately $490 million, a decline from the previous estimate of $510 million due to the debt transactions in the third quarter. The effective tax rate estimate remains between 31% - 32%. The average share estimate should be slightly above 450 million.

Earnings per share in 2003 are expected to be around the midpoint of the previously projected range of between $2.25 - $2.35, notwithstanding recording a $0.18 charge related to early retirement of debt. Profit increases from lower interest expense associated with the debt transactions, sales volume improvements and lower stock based compensation costs partially offset the third quarter charge.

Forecasted sales for the year 2004 are anticipated to be $33.0 - $34.0 billion, an increase from the prior estimate of $31.5 - $33.0 billion. The increase in sales is due to the same factors mentioned in the 2003 discussion. The 2004 projections assume profit from operating segments of $2,600 - $2,700 million, an increase from the prior forecast of $2,550 - $2,650 million. The increase in operating earnings is due to higher sales volumes.

The FAS/CAS pension expense adjustment for 2004 is subject to change and will be finalized at the end of 2003 consistent with the Corporation’s pension plan measurement date. The FAS and CAS amounts for 2004 will be determined in a large part by the actual investment results for 2003 and interest rates. The Corporation’s previously disclosed planning estimate for the FAS/CAS pension expense adjustment ranges from $400 million to $550 million for 2004.

The pension plan assumptions in our current 2004 guidance include a discount rate of 6.75%, expected long-term rate of return on plan assets of 8.5% and a positive return on plan assets for 2003.

The discount rate assumption, the long-term rate of return assumption and the actual return on plan assets that will be used for calculating the 2004 FAS 87 pension expense will be finalized at year-end. The actual year-to-date return on plan assets through September 30, 2003 has been favorable.

The following is provided to assist with the analysis of the potential incremental impact to the Corporation’s existing planning estimate for 2004 FAS/CAS pension adjustment:

•	Lowering the discount rate by 25 basis points would increase the 2004 FAS/CAS pension adjustment by approximately $70 million to $75 million.

•	Each 100 basis point change in the actual return on plan assets, compared to the 2003 assumed rate of return would change 2004 FAS/CAS pension adjustment by approximately $10 million.

In addition to the FAS/CAS adjustment, the planning estimate for other non-operating income/expense in 2004 is expected to range from an expense of $25 million to income of $25 million, unchanged from the prior estimate.

The assumption for 2004 interest expense is approximately $435 million, a decline from the previous estimate of approximately $490 million. The effective tax rate estimate remains between 31% - 32%. Average shares are expected to be between 455 - 460 million, a decline from the previous forecast of about 465 million.

As a result of the current uncertainty surrounding several of the elements affecting pension expense as discussed above, the earnings per share amounts for 2004 are not provided. Estimates will be provided in January 2004 when the aforementioned pension assumptions are finalized in conjunction with the Corporation’s plan measurement date.

Cash flow from operations is expected to be at least $1.8 billion in 2003 and at least $3.6 billion over the two-year period 2003 - 2004, a $100 million increase from prior expectations. Capital expenditures for property, plant and equipment remain projected at approximately $700 million in both 2003 and 2004; however, 2004 capital expenditures may increase to support the improved 2004 sales outlook. Depreciation and amortization of property, plant and equipment is still expected to be about $475 million in 2003 and about $525 million in 2004. Amortization of contract intangibles remains estimated at $125 million in both 2003 and 2004.

THIRD QUARTER ACHIEVEMENTS

➢	Awarded contract to build an A2100 satellite for EchoStar Communications Corporation. Satellite will provide distribution of direct-to-home broadcast services across continental U.S., Alaska and Hawaii. Contract is fourth new commercial satellite order received by Lockheed Martin this year.

➢	Awarded two contracts for Proton launches from customers around the world; AMC-15 for SES AMERICOM of U.S.; and MEASAT-3 satellite for Binariang Satellite Systems of Malaysia.

➢	Awarded a contract for an Atlas launch of the NASA PLUTO NEW HORIZONS mission.

➢	Received $413 million contract to develop an advanced radar for the U.S. Navy’s E-2C Hawkeye aircraft.

➢	Received $260 million contract to enhance performance characteristics of the battle-proven Patriot Advanced Capability-3 (PAC-3) Missile to ensure its continued effectiveness against evolving threats.

➢	Awarded $243 million NASA contract to provide mission operations and ground planning systems for the space shuttle and space station.

➢	Appointed by U.K. Minister of Defense as preferred supplier for Project Soothsayer, next generation electronic warfare (EW) program for British land forces. Program may potentially generate in excess of $200 million in sales and will provide integrated Electronic Support Measure (ESM) and Electronic Countermeasures (ECM) for British land forces and Royal Marines.

➢	Selected to design, develop, install and support a system to provide data link and C4ISR capabilities for various military platforms and sites in Taiwan. The contract is an indefinite delivery / indefinite quantity contract with a potential value of $2.1 billion over 10 years. The initial contract is valued at $27 million.

➢	Lockheed Martin-led team was one of three selected by U.S. Navy to advance to the preliminary design phase of Navy’s Littoral Combat Ship (LCS) program.

➢	Selected by FBI to support development of new enterprise-wide security architecture for its computers and networks. Five-year contract valued at $140 million.

➢	Awarded $82 million contract by U.S. Naval Air Training Command for its classroom and simulator services. This will allow Lockheed Martin to continue providing classroom and simulator-based training to Navy, Air Force, Marine, Coast Guard, NOAA and international aviators and support crews.

➢	Awarded $40 million contract by the Missile Defense Agency to develop a high altitude airship that will host radars and other sensors on station at 65,000 feet.

➢	F/A-22 surpassed 4000 flight test-hour milestones during the third quarter. Two Defense Acquisition Boards validated aircraft’s progress for entry into operational testing. Three aircraft were delivered to Air Force.

➢	25 F-16’s delivered worldwide during the quarter. Two C-130J’s were also delivered during the quarter.

➢	Celebrated 25th anniversary of first F-16 production delivery.

➢	Maritime Systems & Sensors facility in Syracuse, NY, was named one of nation’s ten best manufacturing plants by Industry Week magazine, and Distribution Technologies business received the U.S. Postal Service’s Partnership for Progress Award for working effectively with several competitors to enhance recognition and mail processing capabilities.

➢	Systems Integration-Owego business received the highest possible rating—Level 5—in an independent assessment of its technical and managerial credentials against the Capability Maturity Model Integration (CMMI) standard developed by the Software Engineering Institute.

###

NEWS MEDIA CONTACT:	Tom Jurkowsky, 301/897-6352
INVESTOR RELATIONS CONTACT:	James Ryan, 301/897-6584 or
Randa Middleton, 301/897-6455

Web site: www.lockheedmartin.com

Conference call: Lockheed Martin will webcast the earnings conference call (listen-only mode) at 11 a.m. E.T. on October 28, 2003. A live audio broadcast, including relevant charts, will be available on the Investor Relations page of the company’s web site at: http://www.lockheedmartin.com/investor.

SAFE HARBOR

NOTE: Statements in this press release, including the statements relating to projected future financial performance, are considered forward-looking statements under the federal securities laws. Sometimes these statements will contain words such as “anticipates,” “expects,” “plans,” “projects,” “estimates,” “outlook,” “forecast,” “guidance,” “assumes,” and other similar words. These statements are not guarantees of the Corporation’s future performance and are subject to risks, uncertainties and other important factors that could cause the Corporation’s actual performance or achievements to be materially different from those the Corporation may project.

The Corporation’s actual financial results will likely be different from those projected due to the inherent nature of projections and may be better or worse than projected. Given these uncertainties, you should not rely on forward-looking statements. Forward-looking statements also represent the Corporation’s estimates and assumptions only as of the date that they were made. The Corporation expressly disclaims a duty to provide updates to forward-looking statements, and the estimates and assumptions associated with them, after the date of this press release to reflect the occurrence of subsequent events, changed circumstances or changes in the Corporation’s expectations.

In addition to the factors set forth in the Corporation’s 2002 Form 10-K and 2003 Form 10-Q’s filed with the Securities and Exchange Commission (www.sec.gov), the following factors could affect the Corporation’s forward-looking statements: the ability to obtain or the timing of obtaining future government awards; the availability of government funding and customer requirements both domestically and internationally; changes in government or customer priorities due to program reviews or revisions to strategic objectives (including changes in priorities in response to terrorist threats or to improve homeland security); difficulties in developing and producing operationally advanced technology systems; the level of returns on pension and retirement plan assets; charges from any future FAS 142 review; the potential future impact of proposed tax legislation; the competitive environment; economic business and political conditions domestically and internationally; program performance; the timing and customer acceptance of product deliveries; performance issues with key suppliers and subcontractors; the Corporation’s ability to achieve or realize savings for its customers or itself through its global cost-cutting program and other financial management programs; and the outcome of contingencies (including completion of any acquisitions and divestitures, litigation and environmental remediation efforts). The Corporation’s ability to monetize assets or businesses reported as discontinued operations will depend upon market and economic conditions, and other factors, and may require receipt of regulatory or governmental approvals. Realization of the value of the Corporation’s investments in equity securities, or related equity earnings for a given period, may be affected by the investee’s ability to obtain adequate funding and execute its business plan, general market conditions, industry considerations specific to the investee’s business, and/or other factors. These are only some of the numerous factors that may affect the forward-looking statements contained in this press release.

LOCKHEED MARTIN CORPORATION

Consolidated Results

Preliminary and Unaudited

(In millions, except per share data and percentages)

	QUARTER ENDED SEPTEMBER 30,		YEAR TO DATE SEPTEMBER 30,
	2003	2002	2003	2002
Net Sales	$8,078	$6,542	$22,846	$18,798

Operating Profit (EBIT)	$428	$576	$1,403	$1,576

Interest Expense	$117	$147	$376	$440

Pre-tax Earnings	$311	$429	$1,027	$1,136

Income Tax Expense	$94	$129	$318	$261

Effective Tax Rate [1]	30.2%	30.1%	31.0%	23.0%

Earnings from Continuing Operations	$217	$300	$709	$875

Loss from Discontinued Operations	—	($10)	—	($28)

Net Earnings	$217	$290	$709	$847

Basic Earnings Per Share:
Earnings from Continuing Operations	$0.49	$0.67	$1.59	$1.97
Loss from Discontinued Operations	—	(0.02)	—	(0.06)

Earnings Per Share	$0.49	$0.65	$1.59	$1.91

Average Basic Shares Outstanding	446.6	448.5	446.9	443.5

Diluted Earnings Per Share:
Earnings from Continuing Operations	$0.48	$0.66	$1.57	$1.94
Loss from Discontinued Operations	—	(0.02)	—	(0.06)

Earnings Per Share	$0.48	$0.64	$1.57	$1.88

Average Diluted Shares Outstanding	450.4	455.7	450.5	450.9

1   Earnings for both the quarter and nine months ended September 30, 2003 include the impact of a $127 million pre-tax ($83 million after-tax) loss from the early retirement of debt. The nine month period also includes a $41 million pre-tax ($27 million after-tax) loss from exiting the commercial mail sorting business in June 2003. Due to the impact of these items on estimated 2003 earnings, the effective income tax rates for quarter and year to date periods were reduced by 1.3% and 0.5%, respectively. Income tax expense for the nine months ended September 30, 2002 included the impact of a research & development tax credit benefit of $90 million, which reduced the effective income tax rate for the period by 7.9%.

LOCKHEED MARTIN CORPORATION

Net Sales and Operating Profit

Preliminary and Unaudited

(In millions, except percentages)

	QUARTER ENDED SEPTEMBER 30,			YEAR TO DATE SEPTEMBER 30,
	2003	2002	% Change	2003	2002	% Change
Net sales
Aeronautics	$2,675	$1,668	60%	$7,168	$4,549	58%
Electronic Systems	2,234	2,045	9%	6,389	5,956	7%
Space Systems	1,498	1,342	12%	4,570	3,974	15%
Integrated Systems & Solutions	922	709	30%	2,504	2,152	16%
Technology Services	743	776	(4)%	2,202	2,157	2%

Segment net sales	8,072	6,540	23%	22,833	18,788	22%

Other	6	2		13	10

Total net sales	$8,078	$6,542	23%	$22,846	$18,798	22%

Operating profit
Aeronautics	$183	$107	71%	$490	$309	59%
Electronic Systems	223	212	5%	617	599	3%
Space Systems	95	71	34%	300	213	41%
Integrated Systems & Solutions	75	61	23%	214	185	16%
Technology Services	51	44	16%	150	122	23%

Segment operating profit	627	495	27%	1,771	1,428	24%

Unallocated corporate (expense) income, net [1]	(199)	81		(368)	148

Total operating profit	$428	$576	(26)%	$1,403	$1,576	(11)%

Margins
Segments:
Aeronautics	6.8%	6.4%		6.8%	6.8%
Electronic Systems	10.0%	10.4%		9.7%	10.1%
Space Systems	6.3%	5.3%		6.6%	5.4%
Integrated Systems & Solutions	8.1%	8.6%		8.5%	8.6%
Technology Services	6.9%	5.7%		6.8%	5.7%

Segments	7.8%	7.6%		7.8%	7.6%

Total Consolidated	5.3%	8.8%		6.1%	8.4%

[1]	“Unallocated corporate (expense) income, net” includes earnings and losses from equity investments (mainly telecommunications), interest income, corporate costs not allocated to the operating segments, the FAS/CAS pension adjustment, costs for stock-based compensation programs, unusual items not considered in the evaluation of segment operating performance, and other miscellaneous corporate activities.

LOCKHEED MARTIN CORPORATION

Selected Financial Data

Preliminary and Unaudited

(In millions)

	QUARTER ENDED SEPTEMBER 30,		YEAR TO DATE SEPTEMBER 30,
	2003	2002	2003	2002
Summary of unallocated corporate (expense) income, net
FAS/CAS pension adjustment	$(80)	$64	$(220)	$169
Unusual items	(127)	—	(168)	—
Other	8	17	20	(21)

Unallocated corporate (expense) income, net	$(199)	$81	$(368)	$148

FAS/CAS pension adjustment
FAS 87 (expense) income	$(128)	$41	$(353)	$108
CAS funding and (expense)	(48)	(23)	(133)	(61)

FAS/CAS pension adjustment—(expense) income	$(80)	$64	$(220)	$169

Depreciation and amortization of property, plant and equipment
Aeronautics	$23	$21	$64	$60
Electronic Systems	43	38	117	109
Space Systems	30	19	84	75
Integrated Systems & Solutions	4	6	20	19
Technology Services	10	8	31	25

Segments	110	92	316	288
Unallocated corporate expense, net	10	8	28	21

Total depreciation and amortization	$120	$100	$344	$309

Amortization of Contract Intangibles
Aeronautics	$13	$12	$38	$37
Electronic Systems	11	13	35	37
Space Systems	2	2	6	6
Integrated Systems & Solutions	3	3	10	9
Technology Services	2	1	5	5

Segments	31	31	94	94
Unallocated corporate expense, net	—	—	—	—

Total amortization of contract intangibles	$31	$31	$94	$94

LOCKHEED MARTIN CORPORATION

Other Financial Information

Preliminary and Unaudited

(In millions, except percentages)

	September 30, 2003	December 31, 2002
Backlog
Aeronautics	$39,047	$35,477
Electronic Systems	15,980	16,034
Space Systems	11,115	10,701
Integrated Systems & Solutions	3,785	3,556
Technology Services	4,186	4,617

Total	$74,113	$70,385

Long-Term Debt
Current maturities	$150	$1,365
Long-term	6,073	6,217

Total	$6,223	$7,582

Cash and cash equivalents	$1,835	$2,738
Short-term investments	$247	—
Stockholders’ equity	$6,298	$5,865
Debt-to-total capitalization	49.7%	56.4%

LOCKHEED MARTIN CORPORATION

Consolidated Condensed Balance Sheet

Preliminary and Unaudited

(In millions)

	SEPTEMBER 30,	DECEMBER 31,
	2003	2002
Assets
Cash and cash equivalents	$1,835	$2,738
Short-term investments	247	—
Accounts receivable	3,552	3,655
Inventories	2,158	2,250
Other current assets	1,922	1,983

Total current assets	9,714	10,626
Property, plant and equipment, net	3,279	3,258
Investments in equity securities	1,089	1,009
Goodwill	7,380	7,380
Intangible assets, related to contracts and programs acquired	721	814
Other noncurrent assets	2,697	2,671

Total assets	$24,880	$25,758

Liabilities and Stockholders’ Equity
Accounts payable	$1,298	$1,102
Customer advances and amounts in excess of costs incurred	4,002	4,542
Other accrued expenses	2,862	2,812
Current maturities of long-term debt	150	1,365

Total current liabilities	8,312	9,821
Long-term debt	6,073	6,217
Pension liabilities	852	651
Post-retirement and other noncurrent liabilities	3,345	3,204
Stockholders’ equity	6,298	5,865

Total liabilities and stockholders’ equity	$24,880	$25,758

LOCKHEED MARTIN CORPORATION

Consolidated Condensed Statement of Cash Flows

Preliminary and Unaudited

(In millions)

	YEAR TO DATE SEPTEMBER 30,
	2003	2002
Operating Activities

Net income	$709	$847

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property, plant and equipment	344	309
Amortization of contract intangibles	94	94
Changes in operating assets and liabilities:
Receivables	97	319
Inventories	23	756
Accounts payable	196	(312)
Customer advances and amounts in excess of costs incurred	(540)	138
Other	751	577

Net cash provided by operating activities	1,674	2,728

Investing Activities

Expenditures for property, plant and equipment	(367)	(396)
Short-term investments	(247)	—
Acquisitions of / investments in affiliated companies	(219)	(88)
Proceeds from divestitures of affiliated companies	—	84
Other	18	55

Net cash used for investing activities	(815)	(345)

Financing Activities

Increases in long-term debt	1,000	—
Repayments related to long-term debt	(2,185)	(87)
Long-term debt issuance and repayment costs	(175)	—
Issuances of common stock	40	431
Repurchases of common stock	(279)	—
Common stock dividends	(163)	(149)

Net cash (used for) provided by financing activities	(1,762)	195

Net (decrease) increase in cash and cash equivalents	(903)	2,578
Cash and cash equivalents at beginning of period	2,738	912

Cash and cash equivalents at end of period	$1,835	$3,490

LOCKHEED MARTIN CORPORATION

Consolidated Condensed Statement of Stockholders’ Equity

Preliminary and Unaudited

(In millions)

	Common Stock	Additional Paid-In Capital	Retained Earnings	Unearned ESOP Shares	Accumulated Other Comprehensive Income	Total Stockholders' Equity
Balance at January 1, 2003	$455	$2,796	$4,262	$(50)	$(1,598)	$5,865
Net earnings			709			709
Common stock dividends [1]			(163)			(163)
Repurchases of common stock	(6)	(273)				(279)
Stock awards and options, and ESOP activity	2	129		25		156
Other comprehensive income					10	10

Balance at September 30, 2003	$451	$2,652	$4,808	$(25)	$(1,588)	$6,298

1   The Corporation paid a quarterly dividend of $0.12 per share January through September 2003. On September 15, 2003 the Corporation announced that its board of directors has authorized an increase to the dividend paid on the common stock from $0.12 per-quarter to $0.22 per-quarter. This increase will be payable December 31, 2003 for stockholders of record as of December 1, 2003.

LOCKHEED MARTIN CORPORATION

Operating Data

	QUARTER ENDED SEPTEMBER 30,		YEAR TO DATE SEPTEMBER 30,
	2003	2002	2003	2002
Deliveries
F-16	25	6	40	16
C-130J	2	1	9	6

Launches
Atlas	1	2	3	4
Proton	—	1	2	3
Titan II	—	—	1	1
Titan IV	1	—	2	1